Exhibit 10.40

TRANSITIONAL EMPLOYMENT AGREEMENT

This TRANSITIONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of July 4, 2003 (the “Effective Date”) by and between PharmaNetics, Inc., a North Carolina corporation (the “Company”), and James A. McGowan, a citizen and resident of Massachusetts (hereinafter “Employee”).

WHEREAS, Employee has been employed by the Company as its Vice President and Chief Financial Officer;

WHEREAS, Employee and the Company have agreed upon Employee’s future separation from his employment with the Company;

WHEREAS, Employee and the Company are parties to that certain Amended and Restated Supplemental Executive Retirement Plan Agreement dated as of December 7, 2001 (the “SERP”);

WHEREAS, pursuant to a letter agreement dated May 3, 2000 (the “Letter Agreement”), Employee was to receive certain severance benefits in connection with his termination of employment without “cause”; and

WHEREAS, in connection with Employee’s future separation from the Company, in lieu of those certain severance benefits set out in the Letter Agreement, Employee and the Company have agreed to provide for a transition period during which Employee will continue to be employed by the Company; and

WHEREAS, Employee is willing to release any rights he may have with regard to any severance benefits under the Letter Agreement and certain rights under the SERP as further detailed below, in order to continue to be employed by the Company during the transition period; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Services. The Company hereby engages Employee, and Employee agrees to serve as an employee of the Company, on the terms and conditions set forth herein. During the Transition Period (as hereinafter defined), Employee agrees to make himself available to render, and to render at the request of the Company, services as are deemed necessary by the Company in order to maintain continuity of relationships with the Company’s customers and contacts (the “Services”). In performing the Services, Employee will report to and act at the direction of the Company’s President, CEO, and Chairman. Employee agrees to render such Services conscientiously and to devote his reasonable efforts and abilities thereto.

2. Transition Period.

(a) The “Transition Period” will commence as of the Effective Date and will continue through October 3, 2003 (the “Termination Date”) unless earlier terminated by Employee for any reason or by the Company for “Cause” (as hereinafter defined).

(b) The Company may terminate this Agreement and Employee’s employment hereunder at any time during the Transition Period for “Cause.” For purposes of this Agreement, “Cause” shall mean and include: (i) Employee’s breach of this Agreement or the Letter Agreement; (ii) Employee’s drug or alcohol abuse; (iii) Employee’s conviction of a felony or crime involving moral turpitude; (iv) any act by Employee involving dishonesty in the performance of Employee’s duties hereunder, including, without limitation, fraud, misappropriation or embezzlement; (v) Employee’s repeated failure or refusal to perform the duties assigned to him; or (vi) any willful or grossly negligent act or omission by Employee having a material adverse effect on the business of the Company.

3. Effect on SERP. Employee acknowledges and agrees that his termination as defined in Section 2.2 of the SERP is effective as of July 4, 2003 (the “SERP Termination Date”). Employee is entitled to benefits vesting on or before the SERP Termination Date as specifically described in the SERP, and nothing in this Agreement is intended to alter or terminate any benefits that have vested on or before the SERP Termination Date. Provided, however, that Employee agrees and acknowledges that he is not entitled to any further benefits following the SERP Termination Date and/or during the Transition Period. The release in Section 7 hereof specifically includes a release of any claim for benefits under the SERP occurring after the SERP Termination Date.

4. Consideration to Employee. The Company hereby agrees to provide the following to Employee:

(a) Compensation. During the Transition Period, Employee will be paid compensation at the rate of $16,666.67 per month, less any withholdings required by law or properly requested by Employee. Employee’s compensation will be payable on each regular payday of the Company during the Term; provided, however, that the Company shall not pay any compensation due Employee for the Services described herein until the next regular payday following the expiration of the Right to Revoke Period (as defined in Section 13 below).

(b) Benefits. During the Transition Period, Employee shall also be entitled to receive health and dental benefits and other benefits, if any, provided by the Company to its other employees. Upon and after the Termination Date, the Employee shall, at his own cost and expense, be entitled to continuing health and dental insurance coverage under the Company’s current policies of group health and dental insurance in accordance with the terms of such policies, to the extent required under applicable state and federal laws and administrative regulations. During the Transition Period, Employee shall not accrue any vacation or other form of paid or unpaid leave.

5. Services for Others. Employee shall be free to represent or perform services for other persons during the Transition Period, provided that the performance of such services does not interfere with Employee’s duties under this Agreement. However, Employee agrees that he does not presently perform, and will not perform, during the Transition Period, consulting or other services for companies whose businesses or proposed businesses directly compete with the Company. Should Employee propose to perform consulting or other services for any such company, Employee agrees to notify the Company in writing in advance (specifying the name of the organization for whom Employee proposes to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company, or any further services that the Company might request of Employee under this Agreement.

6. Personal Property. On the Termination Date, Employee shall return all property of the Company in his possession, including any company-owed equipment except for the laptop currently used by the Employee, any company credit cards, and all originals and any copies of all disks, tapes, files, correspondence, data, notes and other documents pertaining to the Company’s proprietary products, customers and business and Confidential Information as defined in Section 9 of this Agreement. Such property shall be in substantially the same condition as when provided to Employee, reasonable wear and tear excepted. With the exclusion of the laptop, the return of this property and the turnover of such documentation and data are an express condition to this Agreement.

7. Release. As a material inducement for the Company to enter into this Agreement, to the greatest extent permitted by law, Employee hereby releases and forever discharges the Company, its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “the Company Parties”), from, any and all claims, demands, rights, actions, and/or causes of action of any kind or nature whatsoever, whether direct, indirect, accrued, inchoate, contingent, potential or otherwise, in statutory or common law, or in equity, which Employee ever had or now has prior to the date hereof, or any disputes related directly or indirectly to Employee’s employment by the Company, and/or violation by any one or more of the Company Parties of any the common laws of the State of North Carolina, and any and all other federal, state or local laws, including, but not limited to, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (“ERISA”), THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT (29 U.S.C. SECTION 621 ET SEQ.) and any federal, state or local laws related to Employee’s employment with the Company. THIS RELEASE SPECIFICALLY INCLUDES ANY OBLIGATIONS OF THE COMPANY AND ANY RIGHTS OF EMPLOYEE WITH REGARD TO A SEVERANCE PAYMENT PURSUANT TO THE LETTER AGREEMENT DATED MAY 3, 2000 BETWEEN EMPLOYEE AND THE COMPANY. EMPLOYEE FURTHER AGREES THAT THIS RELEASE INCLUDES A RELEASE OF ANY CLAIMS UNDER THE SERP FOR (1) A TERMINATION DATE OTHER THAN JULY 4, 2003; AND/OR (2) ANY BENEFITS OTHER THAN BENEFITS THAT HAVE VESTED ON OR BEFORE THE SERP TERMINATION DATE OF JULY 4, 2003. Employee further agrees, except where such an agreement is limited or prohibited by law, not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to, except as required by law, any suit or proceeding against any one or more of the Company Parties for any claims relating to events occurring prior to or simultaneously with the execution of this Agreement, including but not limited to Employee’s employment with the Company, the Letter Agreement and the termination of his employment as set forth herein. Employee specifically acknowledges that this release includes any claim for accrued vacation, severance benefits or back pay. This release, however, does not release the Company from any obligations set forth in this Agreement.

8. No Admissions. Employee hereby acknowledges and agrees that the release set out above in Section 7 of this Agreement is a final compromise of any potential claims by Employee against the Company Parties in connection with his employment by the Company, and is not an admission by the Company or the Company Parties that any such claims exist or that the Company or any of the Company Parties are liable for any such claims.

9. Confidentiality. Employee hereby acknowledges and agrees that in his employment with the Company, he held a position of trust and confidence that gave him access to confidential information belonging to the Company and to its customers, which, if divulged or misused, would be potentially harmful to the Company and/or its customers (the “Confidential Information”). Employee therefore agrees not to disclose any Confidential Information, except as required by law or court order. Employee also hereby represents and agrees that he has not and will not (except as required by law) disclose information regarding the specific terms of this Agreement, and particularly the amount or nature of his compensation and benefits, to anyone except his immediate family, his attorney and accountant or financial advisor as reasonably necessary. Employee also hereby acknowledges and agrees that his post-employment duties and obligations under the Non-disclosure, Invention, and Noncompetition Agreement signed by him in connection with his employment with the Company will remain in full force and effect, and that a breach of such Agreement will constitute a breach of this present Agreement.

10. No Disparagement. Employee hereby agrees that he will not denigrate, defame, disparage or cast aspersions upon the Company, the Company Parties, their products, services, business and manner of doing business, and that he will use his reasonable best efforts to prevent any member of his immediate family from engaging in any such activity.

11. Relief and Enforcement. Employee hereby acknowledges and agrees that any breach of this Agreement by him may relieve the Company of its obligation to provide any unpaid compensation and benefits as set out in Section 3, above. Employee also acknowledges and agrees that if he violates the terms of Sections 9 or 10 of this Agreement, he will cause injury to the Company (and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law. Accordingly, Employee agrees that if he violates Sections 9 or 10 of this Agreement, the Company (or the Company Parties) will be entitled as a matter of right to obtain an injunction from a court of law, restraining Employee from any further violation of this Agreement. The right to an injunction is in addition to any other remedies that the Company (or the Company Parties) has at law or in equity.

12. No Modifications; Governing Law; Entire Agreement. This Agreement cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Agreement is effective unless in writing and signed by all of the parties hereto. The parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of North Carolina, and that any suit, action or charge arising out of or relating to this Agreement shall be adjudicated in the state or federal courts in Wake County, North Carolina. This Agreement sets forth the entire and fully integrated understanding between the parties with respect to the matters addressed herein, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein.

13. Right to Revoke. ONCE SIGNED BY EMPLOYEE, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “RIGHT TO REVOKE PERIOD”). IN ORDER FOR EMPLOYEE TO REVOKE HIS ACCEPTANCE OF THIS AGREEMENT, EMPLOYEE MUST DELIVER WRITTEN NOTICE TO JULIE ROSELAND, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITHIN THE SEVEN (7) DAY RIGHT TO REVOKE PERIOD.

14. Voluntary Execution. By signing below, Employee acknowledges that he has read the foregoing Agreement, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of an attorney, who is the attorney of Employee’s own choosing. EMPLOYEE HEREBY ACKNOWLEDGES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT. EMPLOYEE ALSO ACKNOWLEDGES THAT HE WAS ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

[Signature page follows]

Employee and the Company hereby accept and agree to the above terms and execute this Transitional Employment Agreement under seal as of the date first above written.

THE COMPANY:

PHARMANETICS, INC.

By:	/s/ JOHN P. FUNKHOUSER
John P. Funkhouser, President, CEO, and Chairman

EMPLOYEE:

	/s/ JAMES A. MCGOWAN	(SEAL)
James A. McGowan
DATE:	July 14, 2003

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